Exhibit 10.1

EXECUTION VERSION

             THIS AGREEMENT dated as of October 28, 2004 (the “Agreement”) is among BARCLAYS BANK PLC, a public limited company incorporated and existing under the laws of England and Wales (“Barclays”); INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (“ILFC”); and EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“Ex-Im Bank”).

W I T N E S S E T H:

            WHEREAS, pursuant to the Final Commitment Letter dated August 20, 2004 from Ex-Im Bank to ILFC, Ex-Im Bank has approved ILFC’s application for an Ex-Im Bank guarantee of loans up to $1,680,209,374 (the “Ex-Im Bank Final Commitment”) on terms as more specifically described in the form of Participation Agreement attached hereto as Exhibit B, in respect of which Barclays is to serve as the Facility Agent and as the Initial Lender of such loans and to which has been assigned the Ex-Im Bank Final Commitment Number AP080259XX (the “Ex-Im Bank Facility”);

            WHEREAS, Barclays has agreed with ILFC to provide the Ex-Im Bank Facility on terms and conditions set forth in a term sheet and commitment letter dated April 5, 2004 (the “Term Sheet”) and accepted by ILFC on April 16, 2004; and

            WHEREAS, ILFC desires to defer execution of the full definitive documents until such time, if ever, as ILFC intends to utilize the Ex-Im Bank Facility;

            NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Definitions. Unless the context otherwise requires, (a) capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Part I of Appendix A to the form of Participation Agreement for all purposes of this Agreement, and (b) the rules of construction and interpretation for this Agreement shall be as set forth in Part II of Appendix A to the form of Participation Agreement.

     Section 2. Notice of Intended Utilization; Agreement to Enter into Participation Agreement and Other Documents; Availability Period.

     (a) Ex-Im Bank hereby commits to issue the guarantees, and Barclays hereby commits to make the loans, respectively, contemplated by the Ex-Im Bank Final Commitment and the Participation Agreement (which, upon delivery of the Notice of Intended Utilization, shall be duly completed to the satisfaction of Ex-Im Bank and Barclays in accordance with Ex-Im Bank’s and Barclays’ customary standards) on the terms and subject to the conditions set forth therein. Accordingly, if at any time after the execution date of this Agreement (the “Execution Date”) until thirty (30) days prior to the Final Disbursement Date ILFC shall desire to utilize, or otherwise desire to enter into full definitive documents for, the Ex-Im Bank Facility, ILFC shall: (i) deliver a Notice of Intended Utilization to each of Ex-Im Bank and Barclays substantially in the form of Exhibit A attached hereto; (ii) identify entities, each satisfactory to each of Ex-Im Bank and Barclays in accordance with Ex-Im Bank’s and Barclays’ customary standards, that will serve as the Initial Borrower Party and Initial Lessor Parent; (iii) form entities, each satisfactory to each of Ex-Im Bank and Barclays in accordance with Ex-Im Bank’s and Barclays’ customary standards, that will serve as the Initial Lessee Party and the Initial Lessee Parent; and (iv) provide to Ex-Im Bank and Barclays and their respective counsel copies of the constitutional documents for each of the entities referred to in the foregoing clauses (ii) and (iii).

     (b) Within the thirty (30) day period following delivery of the Notice of Intended Utilization, the parties hereto and the parties described in clauses (ii) and (iii) of paragraph (a) above shall enter into a Participation Agreement in substantially the form attached hereto as Exhibit B (which, upon delivery of the Notice of Intended Utilization, shall be duly completed to the satisfaction of Ex-Im Bank and Barclays in accordance with Ex-Im Bank’s and Barclays’ customary standards) and such other agreements and documents as contemplated by such Participation Agreement, in the case of each such other agreement or document a form of which is attached to such form of Participation Agreement, in substantially such form so attached, in the case of the Borrower Indemnity Agreement, in substantially the form attached hereto as Exhibit C, and, in the case of any other agreement or document, in form and substance satisfactory to each of the parties hereto.

     (c) For purposes of this Agreement, “Final Disbursement Date” means August 31, 2005; provided that, at any time following the end of each of the first four Quarters following September 1, 2004 (and ending November 30, 2004, February 28, 2005, May 31, 2005 and August 31, 2005, respectively) so long as ILFC has not given a Notice of Intended Utilization and there has been no Disbursement during such Quarter, but not later than thirty (30) days prior to the then Final Disbursement Date, ILFC may extend such Final Disbursement Date by an additional Quarter ending on November 30, 2005, February 28, 2006, May 31, 2006 and August 31, 2006 (but not beyond August 31, 2006), respectively, by (i) submitting a request to Ex-Im Bank (with a copy to Barclays) requesting such extension and specifying the applicable Quarter, any reduction in the authorized amount, and the proposed Final Disbursement Date, and (ii) receiving written confirmation of such extension from Ex-Im Bank (whereupon Barclays shall be deemed to have agreed to such extension as well), but in no event shall the Final Disbursement Date be extended beyond August 31, 2006.

     (d) Neither Ex-Im Bank nor Barclays shall have any obligation to take any action hereunder following the Final Disbursement Date.

     (e) Following execution of the Participation Agreement as contemplated by Section 2(b), this Agreement shall terminate and cease to be of any force or effect.

     (f) For purposes of clarification, no party hereto shall be bound by the representations, warranties, covenants, indemnities or Events of Default contained in the Participation Agreement, the Borrower Indemnity Agreement or the documents referred to therein, which shall be of no force or effect, unless and until each such party executes the Participation Agreement and the Borrower Indemnity Agreement; provided that the foregoing shall not be construed as affecting the commitment of Ex-Im Bank or Barclays set forth in Section 2(a) above.

     Section 3. Ex-Im Bank Commitment Fee. ILFC shall pay, or cause to be paid, to Ex-Im Bank a guarantee commitment fee (the “Ex-Im Bank Commitment Fee”) in Dollars equal to 0.125% per annum accruing on the uncancelled and undisbursed balance from time to time of the Ex-Im Bank Final Commitment, computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day), accruing from October 19, 2004 until the earliest of (i) the date the Ex-Im Bank Commitment is fully disbursed, (ii) the date the undisbursed portion of the Ex-Im Bank Commitment is cancelled by ILFC (on behalf of the Borrower Parties) by notice in writing to Ex-Im Bank, and (iii) the Final Disbursement Date. The Ex-Im Bank Commitment Fee shall first be payable on February 10, 2005 and Quarterly thereafter and on the final day on which the same accrues in accordance with the foregoing provisions of this Section 3; provided that if any such date is not a Business Day the relevant payment shall be payable on the next succeeding Business Day and the amount thereof adjusted accordingly.

     Section 4. Barclays Fees and Expenses.

     4.01 Barclays Commitment Fee. ILFC shall pay, or cause to be paid, to Barclays a commitment fee (the “Barclays Commitment Fee”) in Dollars equal to 0.02% per annum accruing on the uncancelled and undisbursed balance from time to time of the Ex-Im Bank Facility, computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day), accruing from August 20, 2004 until the earliest of (i) the date the Ex-Im Bank Facility is fully disbursed, (ii) the date the undisbursed portion of the Ex-Im Bank Facility is cancelled by ILFC (on behalf of the Borrower Parties) by notice in writing to Barclays, and (iii) the Final Disbursement Date. The Barclays Commitment Fee shall first be payable on December 15, 2004 and quarterly thereafter and on the final day on which the same accrues in accordance with the foregoing provisions of this Section 4.01; provided that if any such date is not a Business Day the relevant payment shall be payable on the next succeeding Business Day and the amount thereof adjusted accordingly.

     4.02  Other Barclays Fees and Expenses. ILFC shall pay, or cause to be paid, to Barclays, the Arrangement Fee and costs and expenses in the respective amounts and on the respective dates as set forth in the Term Sheet.

     Section 5. Miscellaneous.

     5.01  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF

CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     5.02  Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Ex-Im Bank Final Commitment Number and shall be given by mail, facsimile, telex or personal delivery and deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof. All notices shall be delivered to Barclays, ILFC and Ex-Im Bank at their respective addresses specified in the form of Participation Agreement attached hereto as Exhibit B, or at such other address for any party as such party may from time to time specified for such purpose by notice to the other parties.

     5.03  Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors of the parties hereto. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

     5.04  Amendment or Waiver. This Agreement may not be changed, discharged or terminated (except as expressly provided herein) without the written consent of the parties hereto, and no provision hereof may be waived without the written consent of the party to be bound thereby.

     5.05  Expenses. Whether or not the transactions contemplated hereby are consummated, and subject to any separate agreements related thereto, ILFC shall pay or reimburse Ex-Im Bank (against invoices and receipts (if available) submitted by any such Person), for any reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of legal counsel and other experts employed or retained by such Person) incurred by such Person in connection with the negotiation, preparation, execution, delivery or enforcement of this Agreement and the form documents attached hereto (collectively, “Transaction Costs”). In addition to the foregoing but without duplication, ILFC shall pay or reimburse Ex-Im Bank for any reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Person) incurred by Ex-Im Bank in connection with any amendment, modification or waiver of this Agreement.

            All costs and expenses payable by ILFC pursuant to this Section 5.05 incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the form documents attached hereto (including, without limitation, legal fees) shall (to the extent invoices and receipts have been submitted to ILFC at least one (1) Business Day prior to the Execution Date) be paid on such Execution Date.

     5.06  Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     5.07  English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language, or if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes under this Agreement.

     5.08  Severability. To the extent permitted by applicable law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ILFC

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Pamela S. Hendry	/s/ Alan H. Lund

Name:	Pamela S. Hendry	Alan H. Lund

Title:	Vice President and Treasurer	Vice Chairman Chief Financial Officer

BARCLAYS

BARCLAYS BANK PLC

By:	/s/ Nicholas A. Bell

Name:	Nicholas A. Bell

Title:	Director

EX-IM BANK

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ Robert A. Morin

Name:	Robert A. Morin

Title:	Vice President

EXHIBITS

Exhibit A - Form of Notice of Intended Utilization
Exhibit B - Form of Participation Agreement
Exhibit C - Form of Borrower Indemnity Agreement